                             AMERIGON INCORPORATED

                         SECURITIES PURCHASE AGREEMENT

                                MARCH 29, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE I. PURCHASE AND SALE OF STOCK AND WARRANTS.........................   1
      1.1   Sale and Issuance of Series A Preferred Stock and Warrants.....   1
      1.2   Closing........................................................   1

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   2
      2.1   Organization, Good Standing and Qualification..................   2
      2.2   Capitalization and Voting Rights...............................   2
      2.3   Subsidiaries...................................................   3
      2.4   Authorization..................................................   3
      2.5   Valid Issuance of Preferred and Class A Common Stock...........   3
      2.6   Consents.......................................................   4
      2.7   Offering.......................................................   4
      2.8   Litigation.....................................................   4
      2.9   Proprietary Information Agreements.............................   4
      2.10  Patents and Trademarks.........................................   5
      2.11  Compliance with Other Instruments..............................   5
      2.12  Agreements; Action.............................................   6
      2.13  Related-Party Transactions.....................................   6
      2.14  SEC Documents and Financial Statements.........................   7
      2.15  Changes........................................................   7
      2.16  Tax Returns....................................................   8
      2.17  Permits........................................................   8
      2.18  Environmental and Safety Laws..................................   8
      2.19  Disclosure.....................................................   8
      2.20  Registration Rights............................................   9
      2.21  Current Public Information.....................................   9
      2.22  No General Solicitation........................................   9
      2.23  No Integrated Offering.........................................   9
      2.24  Corporate Documents............................................   9
      2.25  Title to Property and Assets...................................   9
      2.26  Foreign Corrupt Practices......................................   9
      2.27  Insurance......................................................   9
      2.28  Employee Benefit Plans.........................................  10
      2.29  Labor Agreements and Actions...................................  10
      2.30  Year 2000 Compliance...........................................  10
      2.31  Computer and Communication Infrastructure......................  11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...............  11
      3.1   Authorization..................................................  11
      3.2   Purchase Entirely for Own Account..............................  11
      3.3   Accredited Investor............................................  11
      3.4   Restricted Securities..........................................  11
      3.5   Legends........................................................  11

                               -----------------
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ARTICLE IV. CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING...............   12
      4.1   Representations and Warranties................................   12
      4.2   Performance...................................................   12
      4.3   Compliance Certificate........................................   12
      4.4   Qualifications................................................   12
      4.5   Shareholder Approval..........................................   12
      4.6   Certificate of Determination..................................   12
      4.7   Due Diligence.................................................   12
      4.8   Proceedings and Documents.....................................   12
      4.9   Material Adverse Change.......................................   12
      4.10  Proceeding or Litigation......................................   12
      4.11  Opinion of Company Counsel....................................   13
      4.12  Sale of EV Business...........................................   13
      4.13  Investors' Rights Agreement...................................   13
      4.14  Board of Directors............................................   13
      4.15  Loan Documents................................................   13

ARTICLE V. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.............   13
      5.1   Representations and Warranties................................   13
      5.2   Payment of Purchase Price.....................................   13
      5.3   Qualifications................................................   14
      5.4   Shareholder Approval..........................................   14
      5.5   Investment Representation.....................................   14

ARTICLE VI. OTHER AGREEMENTS..............................................   14
      6.1   Conduct of Business...........................................   14
      6.2   Access to Information.........................................   16
      6.3   Other Discussions; Break Up Arrangement.......................   16
      6.4   Proxy Statement...............................................   17
      6.5   Shareholders' Meeting.........................................   17
      6.6   Public Disclosure.............................................   17
      6.7   Reasonable Efforts............................................   17
      6.8   Board of Directors............................................   17
      6.9   Bridge Loan...................................................   18
      6.10  Notification of Certain Matters...............................   18
      6.11  Indemnification...............................................   18

ARTICLE VII. MISCELLANEOUS................................................   18
      7.1   Survival......................................................   18
      7.2   Successors and Assigns........................................   18
      7.3   Governing Law.................................................   18
      7.4   Titles and Subtitles..........................................   19
      7.5   Notices.......................................................   19
      7.6   Finder's Fee..................................................   19
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                                      ii

                               TABLE OF CONTENTS (Continued)
                               -----------------
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
      7.7   Expenses......................................................   19
      7.8   Amendments and Waivers........................................   19
      7.9   Severability..................................................   19
      7.10  Termination...................................................   20
      7.11  Aggregation of Stock..........................................   20
      7.12  Entire Agreement..............................................   20
      7.13  Counterparts..................................................   20

                         -----------------


SCHEDULE A   Schedule of Investors
SCHEDULE B   Disclosure Schedules
EXHIBIT A    Certificate of Determination
EXHIBIT B    Contingent Common Stock Purchase Warrants
EXHIBIT C    Investors' Rights Agreement
EXHIBIT D    Opinion of Counsel for the Company
EXHIBIT E    Share Exchange Agreement
EXHIBIT F    Credit Agreement
EXHIBIT G    Articles of Incorporation
EXHIBIT H    Bylaws

                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------

          THIS SECURITIES PURCHASE AGREEMENT is made on the 29th day of
March, 1999, by and among Amerigon Incorporated, a California corporation (the "Company"), and the investors listed on Schedule A hereto (each, an "Investor"
                                        ----------
and collectively, the "Investors").

          THE PARTIES HEREBY AGREE AS FOLLOWS:

                                  ARTICLE I.
                    PURCHASE AND SALE OF STOCK AND WARRANTS

          1.1  Sale and Issuance of Series A Preferred Stock and Warrants.
               ----------------------------------------------------------

               (a) The Company shall adopt and file with the Secretary of State of California on or before the Closing (as defined below) the Certificate of Determination of Rights, Preferences and Privileges of the Series A Preferred Stock in the form attached hereto as Exhibit A (the "Certificate of
                                     ---------
Determination").

               (b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, (i) that number of shares of Company's Series A Preferred Stock, no par value ("Series A Preferred Stock"), which is convertible into the Company's Class A Common Stock, no par value ("Class A Common Stock") and (ii) Warrants (the "Warrants") to purchase that number of shares Class A Common Stock (the "Warrant Shares") set forth opposite each Investor's name on Schedule A hereto for the purchase price set forth
                        ----------
thereon. The Warrants will be subject to the terms and conditions set forth in the form of Contingent Common Stock Purchase Warrants attached hereto as Exhibit
                                                                         -------
B (the "Stock Purchase Warrants"). The Series A Preferred Stock being purchased
-
hereunder, the Class A Common Stock issuable upon conversion of such Series A Preferred Stock, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities."

          1.2  Closing.
               -------

          The purchase and sale of the Series A Preferred Stock and the Warrants being purchased hereunder shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, at 10:00 A.M., on June 2, 1999, or at such other time and place as the Company and the Investors mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to each Investor a certificate representing the Series A Preferred Stock and duly executed Stock Purchase Warrants representing the Warrants that such Investor is purchasing against payment of the purchase price therefor by bank cashier's check, wire transfer, cancellation of indebtedness or any combination thereof. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company. In addition, at the Closing the Company shall deliver to any Investor choosing to pay any part of the purchase price of the

Series A Preferred Stock and Warrants by cancellation of indebtedness, a check in the amount of any interest accrued on such indebtedness through the Closing.

                                  ARTICLE II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on the disclosure schedules to this Agreement (the "Disclosure Schedules"), each such schedule being numbered to correspond to the section of this Agreement to which it applies, the Company hereby represents and warrants to each Investor that:

          2.1  Organization, Good Standing and Qualification. The Company is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to own its properties and carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it has employees, maintains offices, leases or owns real property or is otherwise required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" shall mean any event, circumstance or condition pertaining to the Company's business, assets, liabilities or operations that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities (including without limitation contingent liabilities), employee relationships, customer or supplier relationships, prospects, projected results of operations or cash flow for the years ending December 31, 1999, 2000 or 2001, or the condition (financial or otherwise) of the Company.

          2.2  Capitalization and Voting Rights. The authorized capital of the
               --------------------------------
Company consists, or will consist immediately prior to the Closing, of:

               (a) Preferred Stock. 5,000,000 shares of Preferred Stock, no par
                   ---------------
value (the "Preferred Stock"), of which 9,000 shares have been designated Series A Preferred Stock and up to all of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Stock will be as stated in the Company's Certificate of Determination. No other series of Preferred Stock has been designated and, except for the shares of Series A Preferred Stock being sold pursuant to this Agreement, no shares of Preferred Stock are, or will be at the Closing, outstanding.

               (b) Common Stock. 20,000,000 shares of Class A Common Stock, of
                   ------------
which 2,510,088 shares are issued and outstanding, and 600,000 shares of Class Common Stock, no par value ("Class B Common Stock"), none of which are issued and outstanding as of the date hereof. The Class A Common Stock and Class B Common Stock are together referred to herein as "Common Stock." The holders of the Class B Common Stock and the number of shares held by such shareholders are set forth on the Disclosure Schedules.

               (c) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

               (d) Except for (i) the conversion privileges of the Series A Preferred Stock to be issued under this Agreement, (ii) the rights provided in the Investors' Rights

Agreement, (iii) currently outstanding options to purchase 210,169 shares of Class A Common Stock granted to consultants or employees pursuant to the Company's Stock Option Plans (the "Option Plans") listed on the Disclosure Schedules, and (iv) the options, warrants or rights set forth on the Disclosure Schedules, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or securities convertible into or exercisable for shares of capital stock. In addition to the aforementioned options, the Company has reserved an additional 52,848 shares of its Class A Common Stock for purchase upon exercise of options to be granted in the future under the Option Plans. All such shares of capital stock issuable pursuant to the rights or agreements set forth in this Section 2.2(d) will be, upon issuance, duly and validly issued, fully paid and nonassessable. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3 Subsidiaries. Except as set forth on the Disclosure Schedules, the
              ------------
Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Except as set forth on the Disclosure Schedules, the Company is not a participant in any joint venture, partnership, or similar arrangement.

          2.4 Authorization. All corporate action on the part of the Company,
              -------------
its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Stock Purchase Warrants, and the Investors' Rights Agreement (attached hereto as Exhibit C), the performance of all obligations of the Company hereunder and thereunder, and the authorization (or reservation for issuance), sale and issuance of the Series A Preferred Stock and the Warrants being sold hereunder, the Class A Common Stock issuable upon conversion of the Series A Preferred Stock and the Warrant Shares has been taken or will be taken prior to the Closing. This Agreement, the Stock Purchase Warrants, and the Investors' Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          2.5 Valid Issuance of Preferred and Class A Common Stock. The Series A
              ----------------------------------------------------
Preferred Stock that is being purchased by the Investors hereunder is duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of liens, claims, and encumbrances of the Company and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. The Class A Common Stock issuable upon conversion of the Series A Preferred Stock purchased under this Agreement is duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Determination, will be duly and validly issued, fully paid and nonassessable and will be free of liens, claims and encumbrances of the Company and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. The Warrants are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of liens, claims and encumbrances of the Company and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. The Warrant Shares are duly authorized and reserved for issuance, and, upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and will be free of liens, claims, and encumbrances of the Company and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws.

          2.6 Consents. No consent, approval, order or authorization of, or
              --------
registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for: (i) the filing of a Notice of Transaction pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within the time prescribed by law; (ii) the filing of a Form D pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), which filing will be effected within the required statutory period; (iii) the filing and distribution of a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the special meeting of shareholders to be held to approve this Agreement and the transactions and agreements contemplated hereby; (iv) such other filings required pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required statutory period; (v) the approval of this Agreement and the transactions and agreements contemplated hereby by the requisite vote of the Company's shareholders; (vi) the consents set forth on the Disclosure Schedules; and (vii) the filing of an Application for the Listing of Additional Shares with Nasdaq.

          2.7 Offering. Subject to the truth and accuracy of each Investor's
              --------
representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series A Preferred Stock and the Warrants as contemplated by this Agreement are exempt from the registration requirements of the Securities Act , and the qualification or registration requirements of applicable state securities laws. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

          2.8 Litigation. There is no action, suit, proceeding or investigation
              ----------
pending, or to the Company's knowledge, currently threatened against the Company, except as which individually or in the aggregate would not have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as set forth on the Disclosure Schedules, there is no material action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          2.9 Proprietary Information Agreements. Each employee, officer and
              ----------------------------------
consultant of the Company has executed a proprietary information and inventions agreement in the form set forth on the Disclosure Schedules. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation.

          2.10 Patents and Trademarks. The Company owns or licenses from another
               ----------------------
person all inventions, patents, patent rights, computer software, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights and copyrights (collectively, the "Intellectual Property") necessary for its business as presently conducted without any conflict with or infringement of the valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and the Company has not received any notice of infringement upon or conflict with the asserted rights of others. The Disclosure Schedules contain a complete list of all such patents, patent rights, registered trademarks, registered service marks, registered copyrights, all agreements related to the foregoing, and all agreements pursuant to which the Company licenses Intellectual Property from or to a third party (excluding "shrink wrap" license agreements relating solely to off the shelf software which is not material to the Company's business). All Intellectual Property owned by the Company is owned free and clear of all liens, adverse claims, encumbrances, or restrictions, except for restrictions contained in the terms of the licenses listed in the Disclosure Schedules. All Intellectual Property licensed by the Company is the subject of a license agreement which is legal, valid, binding and enforceable and in full force and effect. The consummation of the transactions contemplated hereby will not result in the termination or impairment of the Company's ownership of, or right to use, any Intellectual Property. The Company has a valuable body of trade secrets, including know-how, concepts, business plans, and other technical data (the "Proprietary Information") for the development, manufacture and sale of its products. The Company has the right to use the Proprietary Information free and clear of any rights, liens, encumbrances or claims of others. The Company is not aware, after reasonable investigation, that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business.

          2.11 Compliance with Other Instruments. The execution, delivery and
               ---------------------------------
performance of this Agreement, the Investors' Rights Agreement, and the Stock Purchase Warrants by the Company, the performance by the Company of its obligations under the Certificate of Determination, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Series A Preferred Stock being sold pursuant hereto, the Class A Common Stock issuable upon the conversion of such Series A Preferred Stock, the Warrants and the Warrant Shares) will not (i) result in a violation of the Company's Articles of Incorporation or Bylaws, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its properties is subject, or result in a violation of any material law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected. The Company is not in violation of its Articles of Incorporation, Bylaws or other organizational documents, or of any judgment, order, writ, decree, law, rule or regulation to which the Company or its properties is subject. The Company is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party or any of its properties is subject. The Company is not in violation of the listing requirements of the Nasdaq Small Cap market ("NASDAQ") and does not reasonably anticipate that the Class A Common Stock will be delisted by NASDAQ for the foreseeable future.

          2.12 Agreements; Action. Except as set forth on the Disclosure
               ------------------
Schedules:

               (a) there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof, other than the agreements explicitly contemplated hereby.

               (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company, in excess of $50,000, other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, other than licenses arising from the purchase of "off the shelf" or other standard products, or (iii) provisions restricting the development, manufacture or distribution of the Company's products or services.

               (c) Since the date of the most recent audited balance sheet provided to the Investors by the Company, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or guaranteed the obligations of any person, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

               (d) There are no other agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that are material to the conduct of the Company's business.

               (e) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          2.13 Related-Party Transactions. Except as set forth in the Disclosure
               --------------------------
Schedules, no employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the

Company and members of their immediate families may own less than 5% of the outstanding stock of one or more publicly traded companies that may compete with the Company. Except as set forth on the Disclosure Schedules, no employee, officer or director of the Company or member of his or her immediate family is directly or indirectly interested in any material contract with the Company.

          2.14 SEC Documents and Financial Statements. Since January 1, 1997,
               --------------------------------------
the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, with amendments read together with underlying documents, are referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved and fairly and accurately present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the most recent audited balance sheet provided to the Investors by the Company, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in such financial statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          2.15 Changes. Except as set forth on the Disclosure Schedules, since
               -------
December 31, 1998 there has not been:

               (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company's financial statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company;

               (c) any waiver by the Company of a valuable right or of a material debt owed to it;

               (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company;

               (e) any amendment to or termination of a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

               (f) any material change in any compensation arrangement or agreement with any employee; or

               (g) any agreement or commitment by the Company to do any of the things described in this Section 2.15.

          2.16 Tax Returns. The Company has timely filed all tax returns
               -----------
(federal, state and local) required to be filed by it and such tax returns are true and correct in all material respects. In addition, (i) the Company has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any taxes are pending or outstanding, (ii) no claim for taxes has become a lien against the property of the Company or is being asserted against the Company other than liens for taxes not yet due and payable, (iii) no audit of any tax return of the Company is being conducted by a tax authority,
(iv) no extension of the statute of limitations on the assessment of any taxes has been granted to, by or applied for by, the Company and is currently in effect, and (v) there is no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Internal Revenue Code.

          2.17 Permits. The Company has all material franchises, permits,
               -------
licenses and any similar authority necessary for the conduct of its business ("Permits"). The Company is not in default under any of such Permits. The Disclosure Schedules set forth an accurate and complete list of all such Permits.

          2.18 Environmental and Safety Laws. The Company is not in violation of
               -----------------------------
any applicable material statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          2.19 Disclosure. The Company has fully provided each Investor with all
               ----------
the information that such Investor has requested for deciding whether to purchase the Series A Preferred Stock and Warrants and all information that the Company believes is reasonably necessary to enable such Investor to make such decision. This Agreement (including all the Exhibits and Schedules hereto read together with the SEC documents) does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

          2.20 Registration Rights. Except as set forth on the Disclosure
               -------------------
Schedules and the rights granted pursuant to the Investors' Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

          2.21 Current Public Information. The Company is currently eligible to
               --------------------------
register the resale of its Class A Common Stock on a registration statement on Form S-3 under the Securities Act.

          2.22 No General Solicitation. Neither the Company nor any distributor
               -----------------------
participating on the Company's behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any "general solicitation," as such term is defined in Regulation D, with respect to any of the Securities being offered hereby.

          2.23 No Integrated Offering. Neither the Company, nor any of its
               ----------------------
affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offerers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act.

          2.24 Corporate Documents. Except for amendments necessary to satisfy
               -------------------
representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investors), the Articles of Incorporation and Bylaws of the Company are in the form attached hereto as Exhibit G and
                                                             ---------
Exhibit H, respectively.
---------

          2.25 Title to Property and Assets. The property and assets the Company
               ----------------------------
owns are owned by the Company free and clear of all mortgages, liens, loans and encumbrances, except (i) as reflected in the Company's financial statements included in the SEC Documents, (ii) for mechanic's, workmen's, repairmen's, warehousemen's, carrier's or similar liens arising or incurred in the ordinary course of business and which, individually or in the aggregate, are not material, and (iii) for statutory liens for the payment of current taxes that are not yet delinquent. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i), (ii) and
(iii) above.

          2.26 Foreign Corrupt Practices. Neither the Company nor any director,
               -------------------------
officer, agent, employee or other person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          2.27 Insurance. The Disclosure Schedules set forth a complete and
               ---------
accurate list of all insurance policies maintained by the Company and a summary of the coverage provided by such policies.

          2.28 Employee Benefit Plans. The Disclosure Schedules set forth a
               ----------------------
complete and accurate list of all employment contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements or other agreements, plans or arrangements relating to compensation or benefits provided to the Company's employees. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment and the agreements, plans and arrangements set forth on the Disclosure Schedules. The Disclosure Schedules contain a complete and accurate list of all of the Company's employees, their current rates of compensation, date of hire, and job title.

          2.29 Labor Agreements and Actions. The Company is not bound by or
               ----------------------------
subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results or business of the Company, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company.

          2.30 Year 2000 Compliance. All of the Company's products currently
               --------------------
being sold and under development and all computer software and hardware (including microcode, firmware, system and application programs, files, databases, computer services and microcontrollers), including those embedded in computer and noncomputer equipment contained in the Company's products currently being sold and under development are Year 2000 Compliant, except to the extent that they may be used or interfaced with other software, data or operating systems that are not Year 2000 Compliant. All of the Company's internal computer systems are Year 2000 Compliant, except that the Company makes no such representation with respect to off-the-shelf software that is used in the Company's internal computer systems the failure or malfunctioning of which would not have a material adverse effect on the Company. To its knowledge, the Company is not relying on the products or services of any third party whose systems are not Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" shall mean that such products and data and information systems and any such data, information or other files or software it uses, individually and in combination, completely and accurately record, store, process, calculate and present data involving dates before, on or after January 1, 2000; specifically:
(i) no value for a current date will cause any interruption in operation; (ii) date-based functionality will behave consistently when dealing with dates before, on or after January 1, 2000; (iii) no abnormal endings or incorrect results will be produced when working with dates before, on or after January 1, 2000; (iv) in all interfaces and data storage, the century will be specified explicitly and will be unambiguously derived; and (v) year 2000 will be recognized as a leap year.

          2.31 Computer and Communication Infrastructure. The Company's computer
               -----------------------------------------
and communication infrastructure is adequate to conduct its business as a supplier of automobile parts. The Company is in compliance with QS9000.

                                 ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each Investor hereby represents, warrants and covenants that:

          3.1 Authorization. Such Investor has full power and authority to enter
              -------------
into this Agreement and the Investors' Rights Agreement, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          3.2 Purchase Entirely for Own Account. This Agreement is made with
              ---------------------------------
such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Securities will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same; provided, however, that such Investor may make distributions of any such Securities to such Investor's affiliates.

          3.3 Accredited Investor. Such Investor is an "accredited investor"
              -------------------
within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          3.4 Restricted Securities. Such Investor understands that the
              ---------------------
Securities it is purchasing under this Agreement are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Investor understands that such Investor is acquiring certain registration rights pursuant to the Investors' Rights Agreement with respect to the registration for resale of the Class A Common Stock issuable upon conversion of the Series A Preferred Stock and the Class A Common Stock issuable upon exercise of the Warrants.

          3.5 Legends. Such Investor understands that the certificates
              -------
evidencing the Securities may bear a legend in substantially the following form:

          "These securities have not been registered under the Securities Act of 1933, as amended (the "Act"). They may not be sold, offered for sale, pledged or hypothecated unless (i) a registration statement is in effect with respect to the securities or (ii) an exemption from registration is available under the Act."

                                  ARTICLE IV.
                CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING

          The obligations of each Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any or all of which may be waived with respect to an Investor by such Investor's written consent thereto:

          4.1  Representations and Warranties. The representations and
               ------------------------------
warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          4.2  Performance. The Company shall have performed and complied in all
               -----------
material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3  Compliance Certificate. The President of the Company shall
               ----------------------
deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

          4.4  Qualifications. All authorizations, approvals or permits, if any,
               --------------
of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          4.5  Shareholder Approval. The Company shall have obtained the
               --------------------
requisite approval of this Agreement and the transactions contemplated hereby, including but not limited to the Investors' Rights Agreement, by its shareholders.

          4.6  Certificate of Determination. The Company shall have filed the
               ----------------------------
Certificate of Determination with the California Secretary of State and shall have provided evidence satisfactory to the Investors that such filing has been made.

          4.7  Due Diligence. Each of the Investors shall have received from the
               -------------
Company all the information that such Investor has theretofore requested and which such Investor believes is reasonably necessary to enable it to make the investment decision contemplated by this Agreement.

          4.8  Proceedings and Documents. All corporate and other proceedings in
               -------------------------
connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and their counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          4.9  No Material Adverse Effect. No event, circumstance or condition
               --------------------------
shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect.

          4.10 Proceeding or Litigation. No restraining order, preliminary or
               ------------------------
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby which makes the consummation of such transactions illegal or which otherwise prohibits the consummation of such transactions. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          4.11 Opinion of Company Counsel. Each Investor shall have received
               --------------------------
from O'Melveny & Myers, LLP, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit D.
                                            ---------

          4.12 Redemption. The Company shall have entered into a legally binding
               ----------
and enforceable agreement providing for the redemption of all outstanding Class B Common Stock into which Class A Common Stock currently held in escrow is converted or convertible, subject only to the prior closing of the transaction contemplated by this Agreement, either in accordance with the terms of the Share Exchange Agreement attached hereto as Exhibit E, or, otherwise, on terms and
                                      ---------
conditions satisfactory to the Investors, in their sole discretion.

          4.13 Investors' Rights Agreement. The Company shall have executed and
               ---------------------------
delivered to the Investors the Investors' Rights Agreement in the form attached hereto as Exhibit C.
          ---------

          4.14 Board of Directors. Resolutions shall have been adopted by the
               ------------------
Board of Directors to increase the authorized number of directors of the Company to seven (7) effective as of the Closing, and all of the Company's directors, except John Clark, Lon Bell and Richard Weisbart, shall have tendered their resignations to be effective as of the Closing.

          4.15 Loan Documents. No Event of Default, as that term is defined in
               -----------------------------------
the Credit Agreement attached hereto as Exhibit F ("Credit Agreement"), shall
                                        ---------
have occurred and remain uncured at the time of the Closing.

                                  ARTICLE V.
              CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

          The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Company or that Investor, as the case may be, any or all of which may be waived by the Company's written consent thereto:

          5.1  Representations and Warranties. The representations and
               ------------------------------
warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2  Payment of Purchase Price. Each Investor shall have delivered the
               -------------------------
purchase price specified in Section 1.2.

          5.3  Qualifications. All material authorizations, approvals or permits
               --------------
of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement and which are set forth in this Agreement or on the Disclosure Schedules shall be duly obtained and effective as of the Closing.

          5.4  Shareholder Approval. The Company shall have obtained the
               --------------------
requisite approval of this Agreement and the transactions contemplated hereby, including but not limited to the Investors' Rights Agreement, by its shareholders.

          5.5  Investment Representation. The Company shall have obtained from
               -------------------------
each Investor a representation that such Investor has received from the Company all the information that such Investor has requested for deciding whether to purchase the Series A Preferred Stock and the Warrants and all information that such Investor believes is reasonably necessary to enable such Investor to make such decision.

          5.6  Credit Agreement. The Lender shall have performed in all material
               ----------------
respects the agreements and obligations to be performed by it under the Credit Agreement which are required to be performed prior to the Closing.

                                  ARTICLE VI.
                               OTHER AGREEMENTS

          6.1  Conduct of Business. During the period from the date of this
               -------------------
Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Investors, which shall not be unreasonably withheld or delayed, the Company shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement, the Company shall not without the prior written consent of Investors:

               (a) declare or pay any dividends on, or make other distributions in respect of, any of the Company's capital stock;

               (b) (i) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

               (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

               (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) do not exceed $50,000 in the aggregate;

               (e)  enter into any new line of business;

               (f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company;

               (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Closing not being satisfied;

               (h) change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or as concurred with by the Company's independent auditors;

               (i) (i) except as required by applicable law or as required to maintain qualification pursuant to the Internal Revenue Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

               (j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

               (k) other than in the ordinary course of business consistent with past practice and not in excess of $50,000 (individually or in the aggregate), incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

               (l) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company is a party or by which the Company or its proper-ties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing; or

               (m)  agree to do any of the foregoing.

          6.2  Access to Information. The Company will give Investors and their
               ---------------------
accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to its capital stock, business, assets and liabilities. The Company will make available to Investors and their accountants, legal counsel and other representatives during such period copies of all documents and all such information concerning its affairs as Investors may reasonably request.

          6.3  Other Discussions; Break Up Arrangement.
               ---------------------------------------

               (a) From the date hereof until the Closing, unless Investors have given their prior written approval, none of the Company nor any of its affiliates or representatives shall directly or indirectly, solicit, initiate, facilitate, or encourage the submission of any other proposal for, enter into any agreement or initiate or participate in any discussions regarding, or furnish to any person any information or assistance with respect to, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, other business combinations or financing transactions directly or indirectly involving the Company or its business operations, or the acquisition, in any manner directly or indirectly, of all or any substantial part of the business, assets, capital stock or other voting securities of, or any other equity interest in, the Company or its business operations by any other party. Notwithstanding the above, the Company may respond to unsolicited written proposals or to information requests and furnish or disclose information in response thereto if the Company's Board of Directors determines in good faith, after consultation with legal counsel, that taking such action is necessary in the exercise of its fiduciary obligations under applicable law. If the Company receives any competing proposal (oral or written), the Company shall advise Investors immediately of its terms and, if the competing proposal is in writing, furnish Investors with a true and complete copy thereof.

               (b) If (1) the Closing does not occur (other than as a result of a material breach of this Agreement by the Investors or the determination by the Investors not to proceed with this transaction for failure of the condition specified in Section 4.9 hereof) and (2) a Trigger Event (as defined below) has occurred within twelve months from the date hereof, then the Company shall:

                   (i) immediately reimburse the Investors for all reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation and performance of this Agreement up to a maximum of $150,000 (including legal, accounting, consulting and any third party financing fees and any costs of collection), and

                   (ii) immediately pay a failed transaction fee (the "Fee") to the Investors in an amount equal to the greater of (A) 5% of the value of the transaction constituting the Trigger Event accepted by the Board or (B) $300,000.

               (c) A "Trigger Event" means occurrence of any of the following events: (i) any person, corporation, entity or "group" (as such term is used in section 13(d) of the Exchange Act) (other than the Investors or any of their affiliates) (a "Person") shall have acquired or become the beneficial owner of more than 25% of the outstanding Class A Common Stock, or shall have been granted any option or right (conditional or otherwise), to acquire more than 25% of the outstanding Class A Common Stock; (ii) any Person shall have commenced a bona fide tender offer or exchange offer for consideration the fair market value of which is in excess of the initial Conversion Price (as provided in the Certificate of Determination) per share for at least 25% of the outstanding Class A Common Stock, (iii) the Company (or its Board) shall have authorized, recommended, proposed or publicly announced its intention to enter into any tender or exchange offer, merger, consolidation, liquidation, dissolution, business combination, recapitalization, acquisition, or disposition of a material amount of assets or securities or any comparable transaction which has not been consented to in writing by the Investors; or (iv) the shareholders of the Company fail to approve the Agreement.

          6.4 Proxy Statement. As promptly as practicable after the execution of
              ---------------
this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with all amendments thereto "Proxy Statement") for use in connection with the Annual Meeting (as defined below). The Company shall prepare the Proxy Statement in compliance with applicable federal and state securities laws and with the applicable provisions of the California General Corporations Law. As promptly as practicable after the preparation of the Proxy Statement and the completion of the SEC's review, if any, of such Proxy Statement, the Proxy Statement shall be mailed to the shareholders of the Company. None of the information supplied by any party hereto for inclusion in the Proxy Statement shall, at the date it or any amendments or supplements thereto are mailed to the shareholders in connection with the Annual Meeting, at the time of the Annual Meeting, or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          6.5 Shareholders' Meeting. As promptly as practicable after the date
              ---------------------
hereof, the Company shall call and hold its annual meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby (the "Annual Meeting"). The Company shall use its best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby pursuant to the Proxy Statement.

          6.6 Public Disclosure. Each party shall consult with the others before
              -----------------
issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and shall provide to the others for review and approval a copy of such contemplated disclosure. No party shall issue any such press release or make any such statement or disclosure before such review and approval by the other parties, except as such party is advised by legal counsel is required by law.

          6.7 Reasonable Efforts. Each party will use its commercially
              ------------------
reasonable efforts to cause all conditions to the Closing to be satisfied, including, without limitation, obtaining any of its consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

          6.8 Board of Directors. The parties understand that pursuant to the
              ------------------
Certificate of Determination, the authorized number of directors of the Company shall be seven, the holders of Common Stock shall be entitled to elect two directors, and the holders of Series A Preferred Stock shall be entitled to elect five directors. All of the Company's directors, except John Clark,

Lon Bell and Richard Weisbart, shall resign effective as of the Closing. The remaining directors shall fill the vacancies created by such resignations and appoint directors who are acceptable to the Investors.

          6.9  Bridge Loan. Concurrently, with the execution of this Agreement,
               -----------
the parties shall enter into the Credit Agreement, together with the related security agreements and documents referred to therein, pursuant to which the Investors shall loan funds to the Company (the "Bridge Loan") subject to the terms and on the conditions set forth in such Credit Agreement.

          6.10 Notification of Certain Matters. The Company shall give prompt
               -------------------------------
notice to Investors, and Investors shall give prompt notice to the Company, of
(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would likely to cause any representation or warranty of the notifying party contained in this Agreement to become materially untrue or inaccurate, or
(b) any failure of the notifying party to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.11 Indemnification. In the event any third party brings an action,
               ---------------
suit or proceeding (including, without limitation, any derivative proceeding) against any Investor arising out of any allegation that this Agreement or the agreements and transactions contemplated hereby violate or interfere with an agreement or arrangement between such third party and the Company, then the Company agrees to indemnify the Investors from and against the entirety of any loss, damage, claim, cost or expense (including reasonable attorneys' fees) the Investors may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the third party action, suit or proceeding referenced above.

                                 ARTICLE VII.
                                 MISCELLANEOUS

          7.1  Survival. The warranties, representations and covenants of the
               --------
Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company prior to the Closing. The warranties, representations, and covenants of the Company shall terminate upon the Closing and shall be of no further force or effect after such date.

          7.2  Successors and Assigns. Except as otherwise provided herein, the
               ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3  Governing Law. This Agreement shall be governed by and construed
               -------------
under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          7.4  Titles and Subtitles. The titles and subtitles used in this
               --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.5  Notices. All notices required or permitted hereunder shall be in
               -------
writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

          7.6  Finder's Fee. Except as set forth on the Disclosure Schedules,
               ------------
each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          7.7  Expenses. The Company shall pay all costs and expenses that it
               --------
incurs with respect to the negotiation, execution, delivery and performance of this Agreement, the agreements related hereto, and the agreements related to the Bridge Loan. Upon the execution of this Agreement, the Company shall reimburse the Investors for their actual costs (including reasonable legal fees) incurred in connection with the Bridge Loan, but not in excess of $50,000. If the Closing is effected, the Company shall, at the Closing, reimburse the actual costs (including reasonable legal fees) of the Investors in connection with the negotiation, execution, delivery, and performance of this Agreement and the transactions and agreements contemplated hereby (in addition to the costs associated with the Bridge Loan as previously reimbursed) not to exceed $150,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Investors' Rights Agreement, or the Certificate of Determination, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.8  Amendments and Waivers. Any term of this Agreement may be amended
               ----------------------
and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each Investor.

          7.9  Severability. If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.10 Termination. If the closing has not occurred on or before June
               -----------
30, 1999, either party may terminate this Agreement by providing written notice to the other party; provided, however, if the SEC reviews the Company's Proxy Statement, the date on which termination pursuant to this Section 7.10 shall first be permitted will be July 30, 1999. Notwithstanding, the termination of this Agreement pursuant to this Section 7.10, the Company shall be liable for the payments described in Section 6.3 if a Trigger event subsequently occurs within the time period set forth in that section.

          7.11 Aggregation of Stock. All shares of the Series A Preferred Stock
               --------------------
or Common Stock issued upon conversion thereof held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          7.12 Entire Agreement. This Agreement and the documents referred to
               ----------------
herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

          7.13 Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:                  AMERIGON INCORPORATED

                              By:   /s/ Lon E. Bell
                              Its:  Chief Executive Officer

                   Address:         ____________________________________________
                                    ____________________________________________
                                    ____________________________________________


INVESTORS:                    WESTAR CAPITAL II, LLC

                              By:  Westar Capital Associates II, LLC
                                   Manager

                              By:   /s/ John Clark
                              Its:  Managing Member

                   Address:         ____________________________________________
                                    ____________________________________________
                                    ____________________________________________



                              BIG BEAVER INVESTMENTS LLC


                              By:   /s/ Oscar B. Marx III
                              Its:  President

                   Address:         ____________________________________________
                                    ____________________________________________
                                    ____________________________________________

                                  SCHEDULE A

Investor                                        Series A Preferred Stock                                      Purchase Price
--------                                        ------------------------                                      --------------
Westar Capital II LLC                                   4,500                                                     $4,500,000
Big Beaver Investments LLC                              4,500                                                     $4,500,000



Investor                                                 Warrant                                              Purchase Price
--------                                                 -------                                              --------------

Westar Capital II LLC                      Warrants to purchase that number of shares                                   $500
                                           of Class A Common Stock equal to 36.9% of
                                           the aggregate shares subject to (i) currently
                                           outstanding warrants (excluding the Bridge Loan
                                           Warrants) plus (ii) warrants that are issuable at the
                                           Closing to Spencer Trask Securities Incorporated,
                                           on the terms and conditions set forth in the
                                           Contingent Common Stock Purchase Warrants
                                           attached hereto as Exhibit B.

Big Beaver Investments LLC                 Warrants to purchase that number of shares                                   $500
                                           of Class A Common Stock equal to 36.9% of
                                           the aggregate shares subject to (i) currently
                                           outstanding warrants (excluding the Bridge Loan
                                           Warrants) plus (ii) warrants that are issuable at the
                                           Closing to Spencer Trask Securities Incorporated,
                                           on the terms and conditions set forth in the
                                           Contingent Common Stock Purchase Warrants
                                           attached hereto as Exhibit B.